Exhibit 99.1

Performant Financial Corporation Announces Financial Results for Second Quarter 2018
Recently signed an agreement to acquire Premiere Credit of North America

Livermore, Calif., August 9, 2018 - Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its second quarter ended June 30, 2018:

Second Quarter Financial Highlights

•	Total revenues of $31.3 million, compared to revenues of $35.9 million in the prior year period, down 12.8%

•	Net loss of $3.6 million, or $(0.07) per diluted share, compared to a net loss of $2.4 million, or $(0.05) per diluted share, in the prior year period

•	Adjusted EBITDA of $0.1 million, compared to adjusted EBITDA of $5.0 million in the prior year period

•	Adjusted net loss of $2.5 million, or $(0.05) per diluted share, compared to an adjusted net loss of $0.5 million or $(0.01) per diluted share in the prior year period

Second Quarter 2018 Results

Student lending revenues in the second quarter were $17.5 million, a decrease of $10.0 million, or 36.4% from revenues of $27.5 million in the prior year period. Reduced revenues from Great Lakes Higher Education Guaranty Corporation accounted for 75% of this decrease year over year, with revenues of $7.6 million in the second quarter of 2018, compared to $15.2 million in the prior year period. All other Guaranty Agencies accounted for revenues of $9.9 million in the second quarter of 2018, compared to $12.2 million in the prior year period. Student loan placement volume (defined below) during the quarter totaled $0.5 billion, compared to $0.9 billion in the prior year period.

Healthcare revenues in the second quarter were $6.1 million, up from $2.1 million in the prior year period. Combined Medicare MSP and audit recovery revenues were $3.5 million in the second quarter, an increase of $3.4 million from the prior year period. Commercial healthcare clients contributed revenues of $2.6 million, an increase of $0.6 million or 30.0% from the prior year period.

Other revenues in the second quarter were $7.7 million, up from $6.4 million in the prior year period.

Net loss for the second quarter of 2018 was $3.6 million, or $(0.07) per share on a fully diluted basis, compared to net loss of $2.4 million or $(0.05) per share on a fully diluted basis in the prior year period. Adjusted EBITDA for the second quarter of 2018 was $0.1 million as compared to $5.0 million in the prior year period. Adjusted net loss for the second quarter of 2018 was $2.5 million, resulting in $(0.05) per share on a fully diluted basis. This compares to adjusted net loss of $0.5 million or $(0.01) per fully diluted share in the prior year period.

As of June 30, 2018, the Company had cash, cash equivalents and restricted cash of approximately $9.8 million.

Agreement to Acquire Premiere

The Company also announced that it has signed an agreement to acquire Premiere Credit of North America (“Premiere”). Premiere is a leading provider of recovery services to government, student loan and commercial clients with approximately 330 employees located primarily in Indianapolis and Nashville. Premiere is an affiliate of ECMC Group, a Guaranty Agency with one of the largest student loan portfolios and a longstanding client of Performant.

Performant will issue one million shares of its common stock at the closing and will be obligated to issue additional shares of common stock based on revenues associated with the Premiere business over the next five years (estimated to total approximately one million additional shares based on full achievement of revenue targets). Closing of the acquisition is subject to the satisfaction of customary closing conditions. Performant and ECMC will also expand their existing commercial relationship. At closing, Performant and ECMC will enter into a long-term agreement to be ECMC’s primary student loan recovery vendor. Performant will also enter into amendments to its existing credit agreement with ECMC, including an extension of the maturity date by one year to August 2021 and a $10 million increase in Performant’s additional borrowing capacity under this facility. Additional information is available on the slide deck which can be found on Performant’s website.

“ECMC Group has a long-standing relationship with Performant and over the years we’ve developed an appreciation for the organization’s client-centric philosophy,” said Jeremy Wheaton, president and CEO of ECMC Group. “We look forward to working together to ensure the seamless transition for Premiere and its customers, while continuing our affiliation with both organizations in the future.”

“We believe this transaction is positive on numerous fronts, including addition of a complimentary business which enhances our strategy and generated approximately $23 million of revenue over the last twelve months. We are targeting close of the transaction in September,” said Jeff Haughton, President and Chief Operating Officer of Performant.

Business Outlook

“As we enter the second half of 2018 we continue to build momentum on all of our contracts and are pleased with the continuing ramp up of our healthcare operations. We have been investing in the growth of these contracts and anticipate a significant increase in revenues during the second half of 2018, particularly in Q4. We are adjusting our guidance for the addition of Premiere, which is expected to add revenue in Q4 but have a small loss, and additional investment in a new student loan opportunity which is expected to positively impact revenue in 2019, but be an incremental investment expense during the last half of 2018. Excluding revenues from the CMS RAC contract reserve release in Q1, we are narrowing our guidance for 2018 with revenues between $130 and $150 million, and adjusted EBITDA between $2 and $3 million. Including the reserve release, which positively impacts 2018 revenue and EBTIDA by $27.8 million and $18.8 million, respectively, our outlook for revenues is in the range of $157 million to $178 million and for adjusted EBITDA is in the range of $21 million to $22 million,” stated Lisa Im, CEO of Performant.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its second quarter results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

A replay of the call will be available on the Company's website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13681988. The telephonic replay will be available approximately three hours after the call, through August 16, 2018.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the company presents adjusted EBITDA and adjusted net income/(loss). These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income/(loss) to net income/(loss) determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income/(loss) in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income/(loss) provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income/(loss) has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing of the Premiere acquisition in September 2018, future business opportunities expected to result from the proposed Premiere acquisition, the expected financial impact of the acquisition on Performant’s financial results in 2018, and our outlook for revenues and adjusted EBITDA for Performant in 2018. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the following: that the Premiere acquisition may not close because the closing conditions are not satisfied or otherwise; that we are unable to achieve the expected benefits of the Premiere acquisition; that the contracts with our large clients may be changed or terminated unilaterally and on short notice; that our contracts with two of our historically largest customers, Great Lakes Higher Education and the U.S. Department of Education, have been terminated or substantially reduced in scope; that continuing limitations on the scope of our audit activity under our RAC contracts have significantly reduced our revenue opportunities with this client;  that we have significant indebtedness and may not be able to avoid a breach of the covenants and other provisions of our credit agreement which would cause us to be in default; that the Company faces significant competition in all of its markets; that we will incur significant costs to implement new contract awards and those costs will be incurred in advance of the recognition of any related revenues; that future legislative and regulatory changes may have significant effects on the Company's business; that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business; that the Company’s information security systems could be breached, resulting in unauthorized third parties obtaining access to confidential data that the Company possesses; and other risks and uncertainties identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2017, Form 10-Q for the quarter ended March 31, 2018 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,977	$21,731
Restricted cash	1,788	1,788
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $35, respectively	15,592	12,494
Prepaid expenses and other current assets	3,218	12,678
Income tax receivable	5,602	6,839
Total current assets	34,177	55,530
Property, equipment, and leasehold improvements, net	20,667	20,944
Identifiable intangible assets, net	4,458	4,864
Goodwill	81,572	81,572
Deferred income taxes	815	468
Other assets	1,013	1,058
Total assets	$142,702	$164,436
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable, net of unamortized debt issuance costs of $141 and $171, respectively	$2,059	$2,029
Accrued salaries and benefits	4,670	4,569
Accounts payable	1,634	1,518
Other current liabilities	4,051	3,347
Deferred revenue	1,440	—
Estimated liability for appeals	873	18,817
Net payable to client	—	12,800
Total current liabilities	14,727	43,080
Notes payable, net of current portion and unamortized debt issuance costs of $2,611 and $3,245, respectively	38,089	38,555
Deferred income taxes	396	—
Other liabilities	3,118	2,476
Total liabilities	56,330	84,111
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at June 30, 2018 and December 31, 2017; issued and outstanding 51,920 and 51,085 shares at June 30, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	73,642	72,459
Retained earnings	12,725	7,861
Total stockholders’ equity	86,372	80,325
Total liabilities and stockholders’ equity	$142,702	$164,436

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$31,336	$35,907	$88,357	$69,016
Operating expenses:
Salaries and benefits	22,305	20,450	44,086	41,146
Other operating expenses	12,399	16,082	35,419	29,523
Total operating expenses	34,704	36,532	79,505	70,669
(Loss) income from operations	(3,368)	(625)	8,852	(1,653)
Interest expense	(1,141)	(1,618)	(2,411)	(3,224)
Interest income	7	—	13	—
(Loss) income before (benefit from) provision for income taxes	(4,502)	(2,243)	6,454	(4,877)
(Benefit from) provision for income taxes	(911)	197	1,590	522
Net (loss) income	$(3,591)	$(2,440)	$4,864	$(5,399)
Net (loss) income per share
Basic	$(0.07)	$(0.05)	$0.09	$(0.11)
Diluted	$(0.07)	$(0.05)	$0.09	$(0.11)
Weighted average shares
Basic	51,643	50,579	51,483	50,443
Diluted	51,643	50,579	53,501	50,443

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
Cash flows from operating activities:	2018	2017
Net income (loss)	$4,864	$(5,399)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Loss on disposal of assets	43	10
Impairment of goodwill and intangible assets	—	1,081
Release of net payable to client related to contract termination	(9,860)	—
Release of estimated liability for appeals due to termination of contract	(17,932)	—
Derecognition of subcontractor receivable for appeals due to termination of contract	5,535	—
Derecognition of subcontractor receivable for overturned claims	1,536	—
Allowance for doubtful accounts for subcontractor receivable	1,868	—
Depreciation and amortization	5,113	5,668
Deferred income taxes	49	667
Stock-based compensation	1,589	2,290
Interest expense from debt issuance costs	664	696
Interest expense paid in kind	—	217
Changes in operating assets and liabilities:
Trade accounts receivable	(3,098)	217
Prepaid expenses and other current assets	521	(1,806)
Income tax receivable	1,237	(610)
Other assets	45	(1)
Accrued salaries and benefits	101	194
Accounts payable	116	87
Deferred revenue and other current liabilities	2,144	(221)
Estimated liability for appeals	(12)	(126)
Net payable to client	(2,940)	30
Other liabilities	641	(71)
Net cash (used in) provided by operating activities	(7,776)	2,923
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(4,473)	(4,253)
Net cash used in investing activities	(4,473)	(4,253)
Cash flows from financing activities:
Repayment of notes payable	(1,100)	(11,285)
Debt issuance costs paid	—	(296)
Taxes paid related to net share settlement of stock awards	(591)	(339)
Proceeds from exercise of stock options	186	31
Net cash used in financing activities	(1,505)	(11,889)
Effect of foreign currency exchange rate changes on cash	—	(5)
Net decrease in cash, cash equivalents and restricted cash	(13,754)	(13,224)
Cash, cash equivalents and restricted cash at beginning of period	23,519	40,484
Cash, cash equivalents and restricted cash at end of period	$9,765	$27,260
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$82	$439
Cash paid for interest	$1,748	$2,328

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted Earnings Per Diluted Share:
Net (loss) income	$(3,591)	$(2,440)	$4,864	$(5,399)
Plus: Adjustment items per reconciliation of adjusted net income	1,076	1,955	(11,715)	2,999
Adjusted net loss	(2,515)	(485)	(6,851)	(2,400)
Adjusted Earnings Per Diluted Share	$(0.05)	$(0.01)	$(0.13)	$(0.05)
Diluted avg shares outstanding	51,643	50,579	51,483	50,443

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Net (loss) income	$(3,591)	$(2,440)	$4,864	$(5,399)
(Benefit from) provision for income taxes	(911)	197	1,590	522
Interest expense (1)	1,141	1,618	2,411	3,224
Interest income	(7)	—	(13)	—
Transaction expenses (7)	—	444	—	444
Depreciation and amortization	2,537	2,894	5,113	5,668
Impairment of goodwill and customer relationship (6)	—	1,081	—	1,081
CMS Region A contract termination (5)	—	—	(18,816)	—
Stock-based compensation	950	1,187	1,589	2,290
Adjusted EBITDA	$119	$4,981	$(3,262)	$7,830

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted Net Income (Loss):
Net (loss) income	$(3,591)	$(2,440)	$4,864	$(5,399)
Transaction expenses (7)	—	444	—	444
Stock-based compensation	950	1,187	1,589	2,290
Amortization of intangibles (2)	202	217	405	488
Impairment of goodwill and customer relationship (6)	—	1,081	—	1,081
Deferred financing amortization costs (3)	333	330	664	696
CMS Region A contract termination (5)	—	—	(18,816)	—
Tax adjustments (4)	(409)	(1,304)	4,443	(2,000)
Adjusted Net Loss	$(2,515)	$(485)	$(6,851)	$(2,400)

(1)	Represents interest expense and amortization of issuance costs related to the refinancing of our indebtedness.

(2)
Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.

(3)	Represents amortization of capitalized financing costs related to our Credit Agreement for 2018, and amortization of capitalized financing costs related to our Prior Credit Agreement for 2017.

(4)	Represents tax adjustments assuming a marginal tax rate of 40% and 27.5% for 2018.

(5)
Represents the net impact of the termination of our 2009 CMS Region A contract during the first quarter of 2018, comprised of release of $27.8 million of the estimated liability for appeals and the net payable to client balances into revenue, net of derecognition of $9.0 million of prepaid expenses and other current assets, with a charge to other operating expenses, reflecting accrued receivables associated with amounts due from subcontractors for decided and yet-to-be decided appeals.

(6)	Represents goodwill and impairment charges related to our Performant Europe Ltd. subsidiary.

(7)	Represents costs and expenses related to the refinancing of our indebtedness.

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)
(Unaudited)

We are providing the following preliminary estimates of our financial results for the year ended December 31, 2018:

	Six Months Ended	Six Months Ended	Year Ended
	June 30, 2018	December 31, 2018	December 31, 2017	December 31, 2018
	Actual	Estimate	Actual	Estimate
Adjusted EBITDA:
Net income (loss)	$4,864	$ (1,793) to (2,619)	$(12,729)	$ 3,071 to 2,245
Provision for (benefit from) income taxes	1,590	(425) to (739)	(1,325)	1,165 to 851
Interest expense (1)	2,411	1,889 to 2,489	6,972	4,300 to 4,900
Interest income	(13)	(7) to (17)	(4)	(20) to (30)
Transaction expenses (7)	—	—	576	—
Depreciation and amortization	5,113	4,687 to 5,737	10,888	9,800 to 10,850
Impairment of goodwill and customer relationship (6)	—	—	1,081	—
CMS Region A contract termination (5)	(18,816)	—	—	(18,816)
Stock-based compensation	1,589	911 to 1,411	3,740	2,500 to 3,000
Adjusted EBITDA	$(3,262)	$ 5,262 to 6,262	$9,199	$ 2,000 to 3,000

(1) Represents interest expense and amortization of issuance costs related to the refinancing of our indebtedness.
(5) Represents the net impact of the termination of our 2009 CMS Region A contract during the first quarter of 2018, comprised of release of $27.8 million of the estimated liability for appeals and the net payable to client balances into revenue, net of derecognition of $9.0 million of prepaid expenses and other current assets, with a charge to other operating expenses, reflecting accrued receivables associated with amounts due from subcontractors for decided and yet-to-be decided appeals.
(6) Represents goodwill and impairment charges related to our Performant Europe Ltd. subsidiary.
(7) Represents costs and expenses related to the refinancing of our indebtedness.